TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is made and entered into by and between Empire State Realty OP, L.P. (the “Company”), located at 111 W 33rd Street, 12th Fl, New York, NY 10120, and its employee, Thomas P. Durels (“Employee”), who resides at _____.
WHEREAS, Employee has been employed by the Company and its predecessor entities since July 2, 1990 and currently is the Company’s EVP, Real Estate; and
WHEREAS, the parties have reached certain mutual agreements and understandings with respect to the Employee’s transition from the Company, and they desire to settle fully and finally any claims, disputes and obligations relating to Employee’s employment with the Company in a mutually agreed manner as described herein.
NOW, THEREFORE, IT IS HEREBY AGREED THAT:
1.Role and Responsibilities during Transition
(a)The parties agree that through June 30, 2026 (the “Transition Date”):
i.Employee shall remain an executive officer (and a Named Executive Officer) of the Company, and his title shall be Executive Vice President.
ii.Employee will use reasonable best efforts to transition his work immediately to Employee’s successor(s), Ryan Kass and Jackie Renton and perform substantially the services as set forth on Exhibit A hereto.
iii.Employee will continue to receive his regular pay, less any applicable federal, state, local and other legally required withholdings, along with all benefits of employment. For the avoidance of doubt, his base salary will remain $757,050 and his bonus opportunity (and actual bonus amount) for the year ended 2025 will be determined in accordance with the NEO compensation plan approved by the Compensation Committee of the Board of Directors of the Company in March 2025 with a maximum set at $1,135,575.
(b)After the Transition Date, the parties agree that the Employee shall serve as Senior Consultant to the Company through June 30, 2027 (the period from the Transition Date to June 30, 2027, the “Transition Period”), or such earlier date as the Company notices Employee in writing (such date, the “Termination Date”) to perform substantially the services set forth on Exhibit A hereto. Employee shall be compensated at the same base salary amount of $757,050 during the Transition Period. During the Transition Period, Employee will continue to receive all benefits of employment to which he was entitled to prior to the Transition Date.
(c)Nothing herein shall prevent the Company from terminating Employee’s employment during the Transition Period. If Employee is so terminated for Cause, the Company may withdraw the Separation Payments offer set forth in Paragraph 2 and stop paying him the base salary described this Paragraph 1 effective on the Termination Date. If the Employee resigns during the Transition Period without the Company’s agreement, the Company may similarly withdraw the Separation Payments offer set forth in Paragraph 2 and stop paying him the base salary described in this Paragraph 1 on the effective date of his resignation. If the Employee is terminated by the Company without Cause, the Company will pay the balance of Separation Payments offer set forth in Paragraph 2 which have not yet been paid and pay him the base salary, benefits and perquisites described in this Paragraph 1, as if he had not been so terminated prior to June 30, 2027.
i.For purposes of this Agreement, “Cause” means (1) the Employee’s commission of any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Employee’s duties to the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Employee, in connection with his employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Company or its Affiliates, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or its Affiliates, (4) willful neglect in the performance of the Employee’s duties for the Company or willful or repeated failure or refusal to perform such duties or (5) the Employee’s material violation of any provision of this Agreement or any other agreement between the Employee and the Company or an Affiliate relating to noncompetition, nonsolicitation, and/or nondisclosure.
ii.Before exercising its right to terminate Employee’s employment for Cause, the Company must provide written notice to Executive of its intent to do so, describing in reasonable detail the condition(s) believed to constitute Cause under such provision(s). Employee shall have thirty (30) business days after receipt of such notice to cure the condition(s) unless such condition(s) are not reasonably capable of being cured.
2.Separation Benefits.
(a)2026 Bonus Pay. The Company shall pay Employee a cash bonus for calendar year 2026 in accordance with the 2026 NEO Compensation Plan to be approved by the Compensation Committee (the “2026 Bonus”). The threshold, target and maximum amounts of such award will be $283,894, 567,788 and 1,135,575, respectively, with payout determined based on the performance conditions in the plan, less all applicable federal, state, local and other legally required withholdings and deductions. The bonus will be paid on the same timeline as other NEO bonuses in March 2027.
(b)2027 Bonus Pay. The Company shall pay Employee a cash bonus for the calendar year 2027 in the gross amount of $283,894 (the “2027 Bonus”), less all applicable federal, state, local and other legally required withholdings and deductions. The bonus shall be in cash disbursed in a lump sum payment on or shortly after Termination Date (but no later than required to comply with Section 409A (as defined below)), provided Employee executes and does not revoke the additional release (attached hereto as Exhibit B) (“Additional Release”) on or after the Termination Date.
(c)2026 Equity Award. The Company shall grant Employee a time-based equity award with a targeted grant date amount of $1,396,050 in March 2026 on the same timeline as the Company’s 2026 grants to its other executive officers, to vest 100% on the Termination Date (“2026 Equity Award”), provided Employee has executed and does not revoke the Additional Release on or after the Termination Date.
(d)2027 Equity Award. The Company shall grant Employee an equity award with a targeted grant date amount of $698,025 to be granted with immediate vest provisions on the Termination Date (“2027 Equity Award” and together with the 2026 Bonus Payment, the 2027 Bonus Payment and the 2026 Equity Award, the “Separation Payments”), provided Employee has executed and does not revoke the Additional Release on or after the Termination Date.
(e)Equity Plan. Employee acknowledges and agrees that, as of September 9, 2025, he holds pursuant to the Company’s Equity Incentive Plan(s) (collectively, the “Equity Plan”), an aggregate of 2,022,568 unvested LTIP units (“Existing Equity Awards”). As of the Termination Date, such Existing Equity Awards and any other equity awards granted prior to the Termination Date shall vest in accordance with the grant agreement provisions. Any prior vesting of Employee’s equity awards will remain in effect.
(f)     Clawback. Employee acknowledges and agrees that if Employee materially violates this Agreement, without curing, in a manner that would give rise to the Company’s ability to terminate Employee for Cause, is terminated for Cause, or fails to execute or revokes the Additional Release after the Termination Date, Employer shall have the right to claw back the Separation Payments to the extent permitted by law.
3.Health and Dental Insurance Benefits; Other Employee Benefits. Employee’s employer-sponsored health and dental insurance benefits shall terminate on the last day of the month during which the Termination Date occurs, subject to Employee’s right to elect continuation health insurance coverage at Employee’s own expense under COBRA. Employee’s eligibility to participate in all other Company sponsored employee benefit plans, programs and arrangements, including retirement, group life, disability and accidental death and dismemberment coverage end on the Termination Date (and prior to the Termination Date, the Employee shall continue for all purposes to be treated as an employee of the Company).
4.Wages and Vacation. Separately from this Agreement, the Company will pay to Employee unconditionally all wages earned through the Termination Date and accrued unused vacation in accordance with Company policy. The payment referenced in this Paragraph 4 is separate and independent from the Separation Payments and receipt of same is not contingent on Employee’s execution of the Agreement or the Additional Release.
5.Benefits Not Otherwise Entitled To. Employee acknowledges that the Severance Payments are provided in addition to and otherwise exceed any payment, benefit or other thing of value to which Employee might otherwise be legally entitled to receive from the Company.
6.Acknowledgement of Full Payments. Subject to Paragraph 4 hereof, Employee agrees that as of the date Employee signs this Agreement and the Additional Release, the Company has paid all of the wages, fees, commissions, expense reimbursements, vacation, sick pay, holiday pay and all other employee benefits due and owing to Employee as a result of Employee’s employment with the Company, and that no other compensation or payments of any kind or nature is owed to Employee, other than as provided in this Agreement.
7.General Release / Covenant Not to Sue.
In consideration of the compensation and benefits set forth herein, the receipt and adequacy of which are hereby acknowledged by Employee, as of the date Employee signs and this Agreement and the Additional Release, as applicable, Employee, on behalf of Employee’s heirs, executors, administrators, successors and assigns, hereby releases and discharges the Company, Empire State Realty Trust, Inc., Malkin Holdings, L.L.C., Anthony E. Malkin and Peter L. Malkin, and each of their former and future lineal heirs and descendants (“Malkin Family Members”), and each of their respective present, former and future subsidiaries, affiliates and related companies, as well as the shareholders, directors, trustees, officers, employees, insurers, and attorneys, thereof, and all their heirs, successors, assigns, and agents (collectively, the “Company Releasees”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, relating to, or arising out of any aspect of Employee’s employment with the Company, or the termination of such employment, including without limitation, including any and all such claims:
(a)arising under any federal, state, or local statute, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act of 1938, the New York State Executive Law, New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, and the New York City Administrative Code, as amended;
(b)arising under any other federal, state, or local labor law, civil rights law, or human rights law;
(c)arising under common law, including, but not limited to, claims for defamation, libel, slander, false imprisonment, breach of contract, or tortious interference with business relations; and

(d)for monetary recovery, including but not limited to, severance pay, back pay, front pay, liquidated, compensatory and punitive damages, attorneys’ fees, disbursements and costs.
Please note that this General Release includes all claims arising out of any aspect of Employee’s employment with the Company, or the termination of such employment, known or unknown by Employee, those that Employee may have already asserted or raised as well as those that Employee has never asserted or raised.
Employee represents that Employee has not assigned or transferred Employee’s rights with respect to any claims covered by this General Release and agrees not to commence, file, voluntarily aid or in any way prosecute or cause to be commenced or prosecuted against the Company Releasees any litigation, action, complaint or other proceeding, subject to the provisions of Paragraph 8.
In the event Employee files any civil complaint or commences any litigation of any kind that is covered by the release in this Agreement, Employee shall immediately tender back all Separation Payments received under this Agreement and pay all of the attorney’s fees, expenses and costs incurred by the Company Releasees in connection with the complaint or action filed, provided that this sentence shall not apply to any claim by Employee that the waiver and release herein of any age discrimination claim was not knowing and voluntary under the Older Workers Benefit Protection Act. The Company Releasees shall also have the right of set-off against any obligation to Employee under this Agreement. In addition to the remedies noted above, the Company Releasees may pursue all other remedies available under law or equity to address Employee’s breach of this Agreement.
The General Release above does not apply to any (i) claims for vested benefits under the Company’s 401(k) plan or any other plan subject to the Employee Retirement Income Security Act of 1974, as amended; (ii) any claims to require the Company to honor its commitments set forth in this Agreement; (iii) any claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement, including the General Release; (iv) any claims after Employee has signed or re-signed this Agreement, as applicable; or (v) any claims for worker’s compensation benefits, unemployment compensation benefits and any other claims that cannot be waived by a private agreement.
To the extent any claim is not releasable, Employee acknowledges that Employee’s continued employment, the payments and consideration received hereunder more than offset any monetary sums owing to Employee from any non-releasable claim. Nothing herein shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 8 or shall prevent Employee from enforcing the terms of this Agreement.
8.Retained Rights.
Nothing in this Agreement is intended to or shall be interpreted:  (i) to restrict or otherwise interfere with Employee’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Employee’s right and/or obligation to file a charge with, contact, cooperate with, provide information to, or testify or otherwise participate in any action, investigation or proceeding of, any federal, state or local government agency, commission or entity (including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), the Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), the New York State Division of Human Rights (“NYSDHR”), or the NYC Commission on Human Rights); (iii) to restrict or otherwise interfere with Employee’s right to disclose any information or produce any documents as is required by law or legal process; (iv) to prohibit Employee from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity; (v) to prohibit Employee from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled; or (vi) to prohibit Employee from speaking with law enforcement, the Attorney General or an attorney retained by Employee.
Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages or any personal relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) in connection with any such charge or complaint, as well as with regard to any charge, complaint or lawsuit filed by anyone else on Employee’s behalf, except that Employee may receive money properly awarded by the SEC for information provided to that agency. To the extent permissible by law, the Separation Payments will be credited against any sums received by the Employee pursuant to a claim not releasable as a matter of law.
9.Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by either party or any other person of any liability, or of any unlawful, discriminatory, or otherwise wrongful acts whatsoever against the other party or any other person.
10.Knowing and Voluntary Waiver. Notwithstanding any other provision of this Agreement to the contrary:
(a)Employee agrees that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee may have against the Company Releasees, or any of them, including, without limitation, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.
(b)The Company hereby advises Employee to consult with an attorney, prior to executing this Agreement. Employee acknowledges that the Company has given Employee a reasonable period of time of at least 21 days in which to consider this Agreement before executing this Agreement. If Employee executes this Agreement at any time prior to the end of the 21-day period that the Company gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for 21 days. Employee has a period of seven (7) days following Employee’s execution of this Agreement to revoke this Agreement, by providing a letter to the Company’s Senior Vice President, Chief Counsel, Corporate & Secretary, at 111 West 33rd Street, 12th

Floor, New York, New York 10001 with a copy via email to hhouston@esrtreit.com, stating Employee’s intent to revoke this Agreement. The Agreement shall become effective on the eighth day after Employee executes this Agreement, unless Employee revokes it prior thereto as aforestated.
(c)Because Employee is signing this Agreement prior to the Termination Date, Employee agrees to execute the Additional Release at the conclusion of Employee’s employment and acknowledges and agrees that receipt of the Separation Payments is contingent on Employee’s execution of the Additional Release, without revocation.
11.Non-Disclosure of Confidential Information.
(a)Confidentiality. Employee agrees that Employee will not, without the prior written consent of the applicable Company Releasee, either directly or indirectly, transmit or disclose to any person or entity any Confidential Information (as defined below) or use any Confidential Information for Employee’s own benefit or the benefit of any other person or entity, or to the detriment of the Company Releasees, except this shall not prevent Employee from making statements to the extent required by applicable law to respond to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency; provided that Employee will provide the Company with prompt notice of any such legal requirement so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where disclosure is required by any governmental agency that directs Employee to refrain from notifying the Company or with regard to matters before the Securities and Exchange Commission. “Confidential Information” shall include any non-public or personal information pertaining to the Company Releasees disclosed to Employee or developed or learned by Employee during the course of or as a result of Employee’s employment with, or Employee’s provision of services to, any of the Company Releasees, including, but not limited to information such as: (i) corporate and personal financial information; (ii) corporate, leasing, marketing and operating plans and strategies; (iii) data and materials relating to tenants, vendors, customers, agents and contractors; (iv) drawings, renderings, models or other depictions of tenant and observatory space and property infrastructure, whether actual or potential plans for remodeling; and (v) any business, personal or financial information relating in any way to the Malkin Family Members; and (vi) personnel data, including compensation, policies and benefits. Nothing in this Paragraph 11 shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 8.
(b)Permitted Disclosures; Defend Trade Secrets Act. Nothing in this Agreement, any other agreement between Employee and the Company Releasees, or any other policies of the Company Releasees shall prohibit or restrict Employee or Employee’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards.

Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company, or any of its affiliates, that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between Employee and the Company Releasees is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
12.Mutual Non-Disparagement. During Employee’s employment with the Company and at all times following Employee’s termination of employment for any reason, (i) Employee covenants and agrees that he will not, nor induce others to, disparage any member of the Company (together with its direct or indirect subsidiaries, the “Company Group”), its past and present officers, directors, employees, products or services and (ii) the Company shall not, and shall instruct members of its Board and the senior executives of the Company Group not to, disparage Employee. Nothing herein shall prohibit any party (i) from disclosing that Employee is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (iii) from making a good faith rebuttal of the other party’s untrue or misleading statement. For purposes of this Agreement, the term “disparage” means any statements, whether orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), that intentionally disparage, defame, or otherwise damage or assail the reputation, competency, performance, integrity or professionalism of the other party.
13.Non-Competition, Non-Solicitation and Non-Interference.
(a)Acknowledgment. Employee acknowledges and agrees that the real estate industry in New York City is small and highly competitive and by virtue of Employee’s industry experience and longstanding position as EVP, Real Estate, he has had access to the Company’s Confidential Information, including finances, plans and strategies, which if revealed to a competitor would cause the Company irreparable harm. Employee further acknowledges and agrees that if he engaged in any element of the Business (as defined below), his knowledge of the Company’s operations would be inevitably disclosed, to the Company’s substantial and irreparable detriment.
(b)Non-Competition. Therefore, Employee covenants and agrees that during Employee’s employment and for a period of twelve (12) months after the Termination Date, Employee shall not, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent in any element of the Business (as defined below). Notwithstanding anything herein to the contrary, this

Section 13(b) shall not prevent Employee from (i) acquiring as an investment securities representing not more than one percent (1%) of the outstanding voting securities of any publicly held corporation engaged in the Business or from indirectly acquiring securities of any company engaged in the Business as a result of being a passive investor in any mutual fund, hedge fund, private equity fund, or similar pooled account so long as Employee’s interest therein is less than one percent (1%) and he has no role in selecting, managing or advising with respect to investments thereof, or (ii) providing services to any entity whose primary business activity is not an element of the Business or a subsidiary, division or unit of any entity that engages in the Business so long as Employee and such subsidiary, division or unit does not engage in the Business so long as Employee provides written notice to the Company at least ten (10) business days prior to the commencement of providing any services to such subsidiary, division or unit. For the purposes of this Section 13(b), the “Business” shall mean the acquisition, development, management, leasing or financing of any office or retail real estate property located in New York County, New York, Fairfield County, Connecticut, Westchester County, New York, and any other geographic area in which the Company engages in such activities and any business activity that represents a significant portion of the business activity of the Company (measured as at least ten percent (10%) of the Company’s revenues on a trailing 12-month basis).
(c)Non-Solicitation / Non-Interference. During Employee’s employment and for a period of twenty-four (24) months after the Termination Date, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any Person employed by, or providing consulting services to the Company Group to terminate such Person’s employment or services (or, in the case of a consultant, to materially reduce such services) with the Company Group, (ii) hire any Person who was employed by the Company Group within the twelve (12) month period prior to the date of such hiring, or (iii) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce any tenant, customer, supplier, licensee or other business relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship of any such tenant, customer, supplier, licensee, or other business relation and the Company Group. This Paragraph 13(c) shall not prohibit any generalized search for employees that is not targeted at any Person who was an employee of the Company through media advertisements of general circulation (including through electronic media), employment search firms, open job fairs or otherwise.
(d)Remedy for Breach. In the event Employee breaches the provisions of Sections 11, 12 or 13, or the Company breaches the Provisions of Section 12, the other party shall have the right to enforce these provisions by court action for injunctive or other relief, without the posting of a bond, and the Company shall have the benefit of the full period of the restricted period. Should either party commence legal action to enforce these provisions, in addition to injunctive or other equitable relief, the other party shall be entitled to damages at law and, if successful, to its reasonable attorney’s fees and expenses (or if unsuccessful, the party against whom such unsuccessful action was sought shall be entitled to its reasonable attorney’s fees and expenses). In addition to injunctive relief and damages, the Company shall be entitled to claw back and/or suspend the Separation Payments specified in Paragraph 2 of this Agreement and still be entitled to restrictions for the full term of the restricted period.

14.Job Reference. Pursuant to Company policy, the Company’s Human Resources Department will respond to inquiries from other employers and outside entities regarding Employee. Responses to such inquiries will only confirm the accuracy of factual data concerning dates of employment and position(s) held. Employee may request personal references from individual colleagues, and such colleagues may provide information in their individual discretion on an individual basis, not on behalf of the Company, and will be clear that their reference is in such capacity.
15.Return of Company Property. Employee agrees to return to the Company upon request, or reasonably promptly after the Termination Date, whichever occurs first, the building pass and all keys, along with Employee’s laptop computer, cell phone, any other documents or other items belonging to the Company in Employee’s possession. Employee shall further return all physical intellectual property in his possession and will inform the Company of any Company computer passwords and account information not otherwise in the Company’s possession. Employee acknowledges and agrees that receipt of the Separation Payments is contingent on Employee’s return of all Company Property.
16.Cooperation. Employee agrees to cooperate with the Company Releasees in connection with any claims, complaints, charges, actions, lawsuits or similar proceedings which may be brought against the Company Releasees at any time prior to or subsequent to the Termination Date. Employee will be available to cooperate fully with counsel or other representatives as needed, unless otherwise required by law. Employee also agrees to promptly notify the Company’s Senior Vice President, Chief Counsel, Corporate & Secretary, Heather Houston by telephone at 212-850-2696 and in writing via email to hhouston@esrtreit.com and legal@esrtreit.com, of any contacts by an attorney or third party relating to legal proceedings commenced or to be commenced against any of the Company Releasees. Employee agrees not to cooperate directly or indirectly in any way with any party bringing a claim against a Company Releasee, unless Employee’s action is required by law or governmental agency, in which case Employee shall promptly give notice to the Company of such legal requirement, so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where the action is required by a governmental agency that directs Employee to refrain from notifying the Company or in connection with a matter before the Securities and Exchange Commission. Nothing in this Paragraph 16 shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 8. The Company agrees to pay any reasonable, documented expenses the Employee incurs for any travel or lodging in connection with any such cooperation.
17.Entire Contract/Severability/Modification. This Agreement sets forth the entire agreement between Employee and the Company and supersedes in its entirety any and all prior agreements, understandings or representations with any Company Releasee relating to Employee’s employment or the subject matter hereof, except (i) his Amended and Restated Change in Control Severance Agreement dated as of April 5, 2016 (“CiC”) (except as to Section 6 (Restrictive Covenants), which is replaced by the similar provisions contained herein) and (ii) his Indemnification Agreement, dated October 7, 2013. This Agreement may not be modified orally. This Agreement shall be binding upon and be for the benefit of the parties as well as the

Employee’s heirs and the Company’s successors and assigns. Should any provision of this Agreement be found to be overbroad or declared or determined by a court to be illegal or invalid, the court shall have the power to modify this Agreement so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby. If the General Release in Paragraph 7 is determined, in whole or in part, to be invalid, illegal or unenforceable, the Company shall have the right to treat this Agreement as null and void and to recover any payments that were made under this Agreement. Employee represents that in executing this Agreement and the Additional Release, Employee does not rely on any statement or fact not set forth herein. This Agreement may not be modified except by a writing signed by both parties hereto.
18.Dispute Resolution. Section 16 (Dispute Resolution) of the CiC is hereby incorporated into this Agreement, such that any dispute arising pursuant to either this Agreement or the CiC, shall be initially sought to be resolved via mediation and, if unsuccessful, then through arbitration as provided for therein, with the exception of disputes regarding Sections 11, 12 and 13 of this Agreement for which, as provided in Section 13(d), the Company shall have the right to immediately seek injunctive and all other relief in court.
19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed exclusively therein without regard to the choice of law provisions thereof. This Agreement will not be construed against any party on the ground that it was the drafter of the Agreement or any particular provision. All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
20.Section 409A.
(a)All of the payments and benefits payable pursuant to this Agreement are intended to comply with, or be exempt from, section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent the requirements of Section 409A are applicable hereto, and the provisions of this Agreement shall be construed and administered in a manner consistent with that intention. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
(b)If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s Termination Date, Employee shall not be entitled to any payment or benefit to the extent that any such payment would constitute “nonqualified deferred compensation” (if at all) within the meaning of Section 409A until the earlier of (i) the date which is six (6) months after such Termination Date for any reason other than death, or (ii) the date of Employee’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s Termination Date that are not so paid by reason of this Section shall be paid (without interest) as soon as practicable after the date that is six (6) months after

Employee’s Termination Date (or, if earlier, as soon as practicable after the date of Employee’s death).
(c)To the extent that any reimbursement pursuant to this Agreement is taxable to Employee, Employee shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Employee receives in one taxable year shall not affect the amount of such benefits that Employee receives in any other taxable year
(d)In no event shall the Company be required to pay Employee any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Employee hereunder except to the extent any such taxes or penalties result from the Company’s gross negligence or willful misconduct. The Company agrees to take any reasonable steps requested by Employee to avoid adverse tax consequences to Employee as a result of any benefit to Employee hereunder being subject to Section 409A, provided that Employee shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps.
21.Notices. Any notices required hereunder shall be sent by hand or by federal express or other overnight carrier with proof of delivery, to Employee at 94 Wild Duck Road, Wilton, CT 06897 with a copy via email to tomdurels@gmail.com and to the Company to the attention of the Company’s Senior Vice President, Chief Counsel, Corporate & Secretary, Heather Houston at 111 West 33rd Street, 12th Floor, New York, New York 10120, with a copy via email to hhouston@esrtreit.com and legal@esrtreit.com, or any other address which the parties hereto shall subsequently advise the other parties of in writing.
22.Counterparts. This Agreement, and any agreement referenced herein, may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
23.Acknowledgement. Employee expressly acknowledges and agrees that Employee has carefully read this Agreement; that Employee fully understands the terms, conditions and significance of this Agreement; that the Company has advised Employee of Employee’s right to consult with an attorney concerning this Agreement; that Employee had a period of at least 21 days to review this Agreement with an attorney before executing it; that Employee had a period of seven (7) days following execution of this Agreement to revoke this Agreement; that Employee had a period of seven (7) days following re-execution of this Agreement to revoke this Agreement; and that Employee has executed and re-executed this Agreement voluntarily, knowingly and with such advice of an attorney as Employee has deemed appropriate.

WHEREFORE THE PARTIES AGREE TO BE BOUND TO THE TERMS HEREOF:
EMPIRE STATE REALTY OP, L.P.

By: /s/ Anthony E. Malkin	Date: 9/19/2025
Anthony E. Malkin Chairman & Chief Executive Officer

/s/ Thomas P. Durels	Date: 9/19/2025
Thomas P. Durels

RE-EXECUTION AFTER TERMINATION DATE

________________________________	Date: ______________________
Thomas P. Durels

Exhibit A
TRANSITION RESPONSIBILITIES
[attached]

Exhibit B
ADDITIONAL RELEASE
1.General Release.
In consideration of the compensation and benefits set forth herein in the Agreement dated September 19, 2025 (“Agreement”), the receipt and adequacy of which are hereby acknowledged by Employee, as of the date Employee signs this Additional Release, Employee, on behalf of Employee’s heirs, executors, administrators, successors and assigns, hereby releases and discharges the Company, Empire State Realty Trust, Inc, Malkin Holdings, L.L.C., Anthony E. Malkin and Peter L. Malkin, and each of their former and future lineal heirs and descendants (“Malkin Family Members”), and each of their respective present, former and future subsidiaries, affiliates and related companies, as well as the shareholders, directors, trustees, officers, employees, insurers, and attorneys, thereof, and all their heirs, successors, assigns, and agents (collectively, the “Company Releasees”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, relating to, or arising out of any aspect of Employee’s employment with the Company, or the termination of such employment, including without limitation, including any and all such claims:
(a)arising under any federal, state, or local statute, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act of 1938, the New York State Executive Law, New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, and the New York City Administrative Code, as amended;
(b)arising under any other federal, state, or local labor law, civil rights law, or human rights law;
(c)arising under common law, including, but not limited to, claims for defamation, libel, slander, false imprisonment, breach of contract, or tortious interference with business relations; and
(d)for monetary recovery, including but not limited to, severance pay, back pay, front pay, liquidated, compensatory and punitive damages, attorneys’ fees, disbursements and costs.
Please note that this Additional Release includes all claims arising out of any aspect of Employee’s employment with the Company, or the termination of such employment, known or unknown by Employee, those that Employee may have already asserted or raised as well as those that Employee has never asserted or raised.

Employee represents that Employee has not assigned or transferred Employee’s rights with respect to any claims covered by this Additional Release and agrees not to commence, file, voluntarily aid or in any way prosecute or cause to be commenced or prosecuted against the Company Releasees any litigation, action, complaint or other proceeding, subject to the provisions of this Additional Release.
In the event Employee files any civil complaint or commences any litigation of any kind that is covered by this Additional Release, Employee shall immediately tender back all Separation Payments received under Paragraph 2 of the Agreement and pay all of the attorney’s fees, expenses and costs incurred by the Company Releasees in connection with the complaint or action filed, provided that this sentence shall not apply to any claim by Employee that the waiver and release herein of any age discrimination claim was not knowing and voluntary under the Older Workers Benefit Protection Act. The Company Releasees shall also have the right of set-off against any obligation to Employee under Paragraph 2 of the Agreement. In addition to the remedies noted above, the Company Releasees may pursue all other remedies available under law or equity to address Employee’s breach of this Additional Release.
The Additional Release above does not apply to any (i) claims for vested benefits under the Company’s 401(k) plan or any other plan subject to the Employee Retirement Income Security Act of 1974, as amended; (ii) any claims to require the Company to honor its commitments set forth in the Agreement; (iii) any claims to interpret or to determine the scope, meaning, enforceability or effect of the Agreement, or the Additional Release; (iv) any claims after Employee has signed the Additional Release; or (v) any claims for worker’s compensation benefits, unemployment compensation benefits and any other claims that cannot be waived by a private agreement.
To the extent any claim is not releasable, Employee acknowledges that Employee’s continued employment, the payments and consideration received under the Agreement more than offset any monetary sums owing to Employee from any non-releasable claim. Nothing herein shall be construed to prohibit Employee from exercising Employee’s rights as specified in Section 2 below or shall prevent Employee from enforcing the terms of the Agreement.
2.     Retained Rights.
Nothing in this Additional Release is intended to or shall be interpreted:  (i) to restrict or otherwise interfere with Employee’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Employee’s right and/or obligation to file a charge with, contact, cooperate with, provide information to, or testify or otherwise participate in any action, investigation or proceeding of, any federal, state or local government agency, commission or entity (including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), the Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), the New York State Division of Human Rights (“NYSDHR”), or the NYC Commission on Human Rights); (iii) to restrict or otherwise interfere with Employee’s right to disclose any information or produce any documents as is required by law or legal process; (iv) to prohibit Employee from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity; (v) to prohibit Employee from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled; or (vi) to prohibit Employee from speaking with law enforcement, the Attorney General or an attorney retained by Employee.
Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages or any personal relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) in connection with any such charge or complaint, as well as with regard to any charge, complaint or lawsuit filed by anyone else on Employee’s behalf, except that Employee may receive money properly awarded by the SEC for information provided to that agency. Further, the tender back provision shall not apply to any administrative charges or filings referenced herein. To the extent permissible by law, the payments provided to Employee referenced in Paragraph 2 of the Agreement will be credited against any sums received by the Employee pursuant to a claim not releasable as a matter of law.
3.     Non-Admission of Wrongdoing. This Additional Release shall not in any way be construed as an admission by either party or any other person of any liability, or of any unlawful, discriminatory, or otherwise wrongful acts whatsoever against the other party or any other person.
4.    Knowing and Voluntary Waiver. Notwithstanding any other provision of this Additional Release to the contrary:
(a)     Employee agrees that this Additional Release constitutes a knowing and voluntary waiver of all rights or claims Employee may have against the Company Releasees, or any of them, including, without limitation, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.
(b)    The Company hereby advises Employee to consult with an attorney, prior to executing this Additional Release. Employee acknowledges that the Company has given Employee a reasonable period of time of at least 21 days in which to consider this Additional Release before executing it. If Employee executes this Additional Release at any time prior to the end of the 21-day period that the Company gave Employee in which to consider this Additional Release, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Additional Release for 21 days. Employee has a period of seven (7) days following Employee’s execution of this Additional Release to revoke it, by providing a letter to the Company’s Senior Vice President, Human Resources Strategy and Operations, Samantha Hutson, at 111 West 33rd Street, 12th Floor, New York, New York 10120 with a copy via email to shutson@esrtreit.com, stating Employee’s intent to revoke this Agreement. The Additional Release shall become effective on the eighth day after Employee executes it, unless Employee revokes it prior thereto as afore-stated.
(c)    Employee’s acceptance of the payments described in Paragraph 2 of the Agreement at any time subsequent to seven (7) days after Employee’s execution of this Additional Release, shall constitute an admission by Employee that Employee did not revoke this Additional Release during the revocation period of seven (7) days, and shall further constitute an admission by Employee that the Additional Release has become effective and enforceable on the date on which Employee executed it.
_______________________________    Date: ________________________
THOMAS P. DURELS

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